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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.  1 )*
                                              ----



                         RESOURCE ASSET INVESTMENT TRUST
                         -------------------------------
                                (Name of Issuer)


            RESOURCE ASSET INVESTMENT TRUST COMMON STOCK PAR VALUE $0.01
            ------------------------------------------------------------
                         (Title of Class of Securities)


                                    761196104
                                    ---------
                                 (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 761196104                  13G                      Page 2 of 4 Pages
--------------------------------------------------------------------------------

1                  Name of Reporting Person
                   S.S. or I.R.S. Identification No. of Above Person

                   Emerald Advisers, Inc.
-----------------  -------------------------------------------------------------
2                  Check the Appropriate Box if a Member of a Group*
                                                                (a) [ ]

                                                                (b) [ ]
-----------------  -------------------------------------------------------------
3                  SEC Use Only


-----------------  -------------------------------------------------------------
4                  Citizenship or Place of Organization

                   Pennsylvania
-----------------  -------------------------------------------------------------

                             5            Sole Voting Power


                                          45,735
                             -----------  --------------------------------------
Number of Shares             6            Shared Voting Power
Beneficially
Owned by Each
Reporting Person
With                                      0
                             -----------  --------------------------------------
                             7            Sole Dispositive Power

                                          146,570
                             -----------  --------------------------------------
                             8            Shared Dispositive Power

                                          0
---------------------------  -----------  --------------------------------------

9           Aggregate Amount Beneficially Owned by Each Reporting Person

            146,570
----------  --------------------------------------------------------------------
10          Check Box if the Aggregate Amount in Row (9) Excludes Certain
            Shares*

----------  --------------------------------------------------------------------
11          Percent of Class Represented by Amount in Row 9
            2.4. %
----------  --------------------------------------------------------------------
12          Type of Reporting Person*
            IA
----------  --------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 761196104                  13G                      Page 3 of 4 Pages
--------------------------------------------------------------------------------

SCHEDULE 13G
EMERALD ADVISERS, INC.

ITEM 1.

         (a)  The name of the issuer is
              RESOURCE ASSET INVESTMENT TRUST

         (b) The address of issuer's principal executive offices is 1845 WALNUT STREET
              10TH FLOOR
              PHILADELPHIA, PENNSYLVANIA 19103

         (a)  The name of the person filing is EMERALD ADVISERS, INC.

         (b) The address of the principal office of the person filing is 1857 WILLIAM PENN WAY, LANCASTER, PENNSYLVANIA 17601.

         (c)  The state of organization is PENNSYLVANIA.

         (d)  The title of class of security is common stock par value $0.01.

         (e)  The CUSIP number is 761196104.

ITEM 3.

         (e)  The person filing is an Investment Adviser registered under
              Section 203 of the Investment Advisers Act of 1940.

ITEM 4.

         (a) The amount beneficially owned is 146,570 shares of common stock.

         (b)      The percent of class is 2.4%.

         (c)(i) The number of shares as to which Emerald Advisers, Inc. has sole voting power is 45,735.

         (c)(ii) The number of shares as to which Emerald Advisers, Inc. has shared voting power is 0.

         (c)(iii) The number of shares as to which Emerald Advisers, Inc. has sole dispositive power is 146,570.

         (c)(iv) The number of shares as to which Emerald Advisers, Inc. holds shared dispositive power is 0.

CUSIP NO. 761196104                   13G                      Page 4 of 4 Pages
--------------------------------------------------------------------------------

SCHEDULE 13G
EMERALD ADVISERS, INC.

ITEM 5.

         This 13G Amendment Number 1 is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6.

         Not applicable.

ITEM 7.

         Not applicable.

ITEM 8.

         Not applicable.

ITEM 9.

         Not applicable.

ITEM 10.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  Date
                                                       ------------------------


                                                  Signature
                                                            -------------------

                                                  Scott L. Rehr,
                                                  Senior Vice President